Exhibit 99.5

CERTIFICATE OF DESIGNATIONS

OF

SERIES B PREFERRED STOCK

OF

CHINA BIOPHARMACEUTICALS HOLDINGS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

China Biopharmaceuticals Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors of the Corporation hereby creates out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and hereby states the designation and the number of shares of such series, and fixes the relative, participating, optional or other special rights, preferences, privileges, powers, qualifications and limitations thereof as follows:

1. SERIES B PREFERRED STOCK.

2. DESIGNATION AND AMOUNT.

2.1. General. The shares of such series shall be designated as shares of “Series B Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 6,185,607 (“Series B Preferred Shares”).

3. DIVIDENDS.

3.1. General.

3.1.1. Entitlement. On or after the original issuance date of the Series B Preferred Stock pursuant to the Conditional Loan Conversion Agreement, dated on or about November 16, 2007, by and among the Corporation and the original holder of the Series B Preferred Stock (the “Series B Issuance Date”), the holders of Series B Preferred Shares shall be entitled to receive dividends (the “Dividends”), if, as and when declared by the Board of Directors of the Corporation (the “Board of Directors”) out of any assets legally available therefor at the dividend rates (the “Dividend Rates”) as provided below in this Section 2.

3.1.2. Original Price. The Dividend Rates herein are expressed as percentages of the original issue price of $2.0222 for each Series B Preferred Share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reclassifications or the like) (the “Original Series B Issue Price”).

3.1.3. Annual Payment. The holders of the Series B Preferred Shares shall be entitled to receive an annual dividend of 5% of the Original Series B Issue Price (the “Annual Dividend”), payable annually on the first day of January (the “Annual Dividend Payment Date”). Payment of the Annual Dividend may be either in cash or in kind as determined by the Board of Directors. In the event that the Annual Dividend Payment Date shall fall due on a Saturday, Sunday or legal holiday in the State of Delaware, the dividend due on such date shall be paid on the next day thereafter that is not a Saturday, Sunday or legal holiday in the State of Delaware. The Annual Dividend shall be cumulative and shall begin to accrue on outstanding Series B Preferred Shares from and after the Series B Issuance Date on a daily basis computed on the basis of a 365-day year and compounded annually whether or not the Corporation shall have assets legally available therefor.

3.1.4. Limitation on Other Dividends. So long as any Series B Preferred Shares shall be outstanding, no dividend shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and the Series A Convertible Preferred Stock par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”), unless there shall also have been declared and paid or set apart for payment on the Series B Preferred Shares, all accrued and unpaid Annual Dividends. In the event that full cumulative dividends on the Series B Preferred Shares have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make payment on account of the purchase, redemption or other retirement of any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the Common Stock and the Series A Preferred Stock, until full cumulative dividends on the Series B Preferred Shares shall have been paid or declared and set a part for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, the Common Stock and the Series A Preferred Stock, or (ii) the purchase, redemption or conversion of shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including without limitation, the Common Stock and the Series A Preferred Stock, in exchange solely for shares of any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares as to dividends, including, without limitation, Common Stock and the Series A Preferred Stock.

3.1.5. Timing. Accrued but unpaid Annual Dividends shall cumulate as of each Annual Dividend Payment Date on which they first become payable whether or not the Corporation shall have assets legally available for the payment thereof, and shall be payable as provided in this Section 2.1 and/or as further provided herein.

3.1.6. Waiver. To the fullest extent permitted by law and notwithstanding anything contained herein to the contrary, the holders of the outstanding Series B Preferred Shares may waive any Annual Dividend that such holders shall be entitled to receive under this Section 2.1 by the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

4. LIQUIDATION PREFERENCE.

4.1. Liquidation Amount.

4.1.1. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of outstanding Series B Preferred Shares shall be entitled to receive, out of (i) the proceeds of such Liquidation Event received by the Corporation, in the case of a Liquidation Event under Section 3.3.1, (ii) the proceeds received by the stockholders of the Corporation, in the case of a Liquidation event under Section 3.3.2 or Section 3.3.3, or (iii) the assets of the Corporation legally available for distribution to the stockholders of the Corporation, in the case of a Liquidation event under Section 3.3.4 (as applicable, the “Proceeds”) prior and in preference to the holders of Common Stock, the Series A Preferred Stock or any other class or series of stock of the Corporation ranking junior to the Series B Preferred Shares with respect to any Liquidation Event, by reason of their ownership thereof, an amount equal to the sum of (i) $3.0333 (the “Series B Liquidation Price”) per Series B Preferred Share, (ii) an amount equal to all declared or accrued but unpaid dividends on such share, (iii) the accrued Four-Percent Suspendible Premium (as defined in Section 5.1), and (iv) the accrued Six-Percent Triggered Premium (as defined in Section 5.1), if any (the “Series B Liquidation Amount”).

4.1.2. If upon the occurrence of any Liquidation Event, the Proceeds thus distributed among the holders of Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Liquidation Amount, then, the Proceeds shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full Series B Liquidation Amount each such holder is otherwise entitled to receive under this Section 3.1.

4.2. Distribution of Remaining Proceeds. Upon the completion of the distribution required by Section 3.1 and any distribution required for any other class or series of Preferred Stock ranking as to such distribution prior to the Common Stock, all of the Proceeds shall be distributed among the holders of Series B Preferred Stock and Common Stock and any other class or series of Preferred Stock entitled thereto pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all Series B Preferred Shares).

4.3. “Liquidation Event” Defined. For purposes of this Section 3, a “Liquidation Event” shall include:

4.3.1. the closing of the sale, lease, exchange, transfer, conveyance, exclusive license or other disposition of all or substantially all of the Corporation’s assets;

4.3.2. the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity);

4.3.3. the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity); or

4.3.4. a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction described above shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. To the fullest extent permitted by law and notwithstanding anything contained herein to the contrary, the treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

4.4. Liquidation Event Notice. The Corporation shall give each holder of record of Series B Preferred Shares written notice of any impending Liquidation Event not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes; provided, however, that, subject to compliance with the Delaware General Corporation Law (the “DGCL”), such periods may be shortened upon the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding.

5. REDEMPTION.

5.1. Optional Redemption. Prior to the fourth anniversary of the Series B Issuance Date, the Corporation may at any time it may lawfully do so (including upon the non-approval by a majority of the holders of the Series B Preferred Shares of the events referred to in Section 7.6 through 7.10), at the option of the Board of Directors and after giving the holders of Series B Preferred Shares written notice thereof containing the redemption date (which date shall not be less than 60 days from the date of such notice) (the “Redemption Date”) and offering the holders of the Series B Preferred Shares at least 60 days to convert all such shares into shares of Common Stock pursuant to Section 5, redeem in whole, but not in part, all the Series B Preferred Shares then outstanding by paying in cash, for each share, an amount equal to the sum of (i) the Original Series B Issue Price, (ii) all accrued but unpaid Annual Dividends on such share, (iii) 5% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event (as defined below) and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually, and (iv) the Four-Percent Suspendible Premium (as defined below) (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the “Optional Redemption Price”).

5.2. Mandatory Redemption. At any time following the fourth anniversary of the Series B Issuance Date, within sixty (60) days after the receipt by the Corporation of the written request of the holders of not less than a majority of the Series B Preferred Shares then outstanding, the Corporation shall redeem all of the Series B Preferred Shares (or, if less, the maximum amount it may lawfully redeem) by paying in cash , for each share, an amount equal to the sum of (i) the Original Series B Issue Price, (ii) all accrued but unpaid Annual Dividends on such share, and (iii) 5% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event (as defined below) and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually (such sum, as adjusted for any stock splits, dividends combinations, subdivisions, recapitalizations, reclassifications or the like, the “Mandatory Redemption Price”).

5.3. Triggering Event. For purposes of Section 4 and 5, “Triggering Event” shall mean any one or more of the following, whether or not the same may be cured and reoccur from time to time:

5.3.1. The Corporation’s failure to pay any Annual Dividends, Mandatory Redemption Price or any other amount due and payable on the Series B Preferred Shares;

5.3.2. The Corporation’s failure to comply with its obligations under Section 4;

5.3.3. The Corporation’s failure to comply with its obligations under that certain Litigation Agreement, dated as of November 16, 2007; or

5.3.4. The Corporation’s failure to provide operational and financial reports on a monthly basis within 15 calendar days of the end of the preceding month, or operational and financial reports on a quarterly basis within 30 calendar days of the end of the proceeding quarter, in each case, to the holders of the Series B Preferred Shares then outstanding.

6. CONVERSION.

6.1. Right to Convert. Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Issuance Date but before the fourth anniversary thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the sum of (1) the Original Series B Issue Price, (2) all accrued but unpaid Annual Dividends on such share, (3) 4% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the Series B Issuance Date and shall continue to accrue until the occurrence of a Suspension Date (as defined below), on a daily basis based on a 365-day year and compounded annually (the “Four-Percent Suspendible Premium”), and (4) 6% of the Original Series B Issue Price per annum, which amount shall be deemed to have begun to accrue from and after the occurrence of a Triggering Event and until the occurrence of a cure of the Triggering Event, on a daily basis computed on the basis of a 365-day year and compounded annually (the “Six-Percent Triggered Premium”) by (y) the Initial Conversion Price (as defined below) (as adjusted pursuant to Section 5.3, “Conversion Price”) applicable to such share, determined as hereinafter provided, in effect on the date the certificate for such shares is surrendered for conversion (the “Conversion Rate”).

6.1.1. For purposes of this Section 5.1, the “Initial Conversion Price” shall be 50% of the Original Series B Issue Price.

6.1.2. For purposes of this Section 5.1, the “Suspension Date” shall mean the date when the average closing price of the Common Stock (which is traded on a recognized market) over a prior period of 30 consecutive trading days each with a daily trading volume of no fewer than 100,000 shares exceeds the following price thresholds: during the second year from the Series B Issuance Date, US$1.40; during the third year, US$1.58, and during the fourth year, US$1.72, in each case as adjusted for any stock splits, dividends, combinations, subdivisions, recapitalizations, reclassifications or the like with respect to the Common Stock.

6.2. Mechanics of Conversion.

6.2.1. Any holder of Series B Preferred Shares desiring to convert such shares, into shares of Common Stock pursuant to Section 5.1, shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series B Preferred Shares and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued and the number of Series B Preferred Shares sought to be converted.

6.2.2. In the event the Corporation has given such holder notice of its intent to redeem such holder’s Series B Preferred Shares pursuant to Section 4.1, such holder’s written notice to the Corporation shall be sufficient to permit such holder to convert pursuant to this Section 5.2 notwithstanding such redemption notice, provided that such holder delivers such certificates prior to the Redemption Date.

6.2.3. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series B Preferred Stock so converted or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

6.2.4. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

6.2.5. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the shares of Series B Preferred Stock sought to be converted pursuant to this Section 5.2, shall not be deemed to have converted such shares of Series B Preferred Stock until immediately prior to the closing of such sale of securities.

6.3. Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price shall be subject to adjustment from time to time as follows:

6.3.1. If the Corporation shall issue, on or after the Series B Issuance Date, any Additional Stock (as defined below) without consideration, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 5.3.1) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5.3, the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock; (2) Common Stock issuable upon conversion of outstanding Preferred Stock; (3) Common Stock issuable upon exercise of outstanding stock options; and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

6.3.2. If the Corporation shall issue after the Series B Issuance Date any Additional Stock at a per-share price lower than the Conversion Price then in effect, the Conversion Price shall be decreased to equal such per-share price of the Additional Stock.

6.3.3. In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as mutually determined in good faith by the Board of Directors and a majority of the holders of Series B Preferred Shares then outstanding.

6.3.4. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

6.3.4.1. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions of exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

6.3.4.2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received (without taking into account potential anti-dilution adjustments) by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights).

6.3.4.3. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

6.3.4.4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

6.3.4.5. The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5.3.4.1 and 5.3.4.2 shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.3.4.3 or 5.3.4.4.

6.3.5. “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5.3.4) by the Corporation after the Series B Issuance Date other than:

6.3.5.1. Common Stock issued pursuant to a transaction described in Section 5.3.8;

6.3.5.2. Up to 10,000,000 shares of Common Stock (excluding shares repurchased at cost by the Corporation in connection with the termination of service) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors; or

6.3.5.3. Common Stock issued or deemed issued pursuant to Section 5.3.4 as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 5.3.

6.3.6. If the Corporation should at any time or from time to time after the Series B Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

6.3.7. If the number of shares of Common Stock outstanding at any time after the Series B Issuance Date is decreased by a split or combination of the outstanding shares of Common Stock, then, following the record date of such split or combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.4. Other Distributions. If the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5.3, then, in each such case for the purpose of this Section 5.4, the holders of Series B Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their Series B Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

6.5. Recapitalizations or Reclassifications. If at any time or from time to time there shall be a recapitalization or reclassification of Common Stock (other than a split, subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of each share of Series B Preferred Shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred Shares after the recapitalization or reclassification to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each share of Series B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

6.6. No Impairment. The Corporation may not, without the affirmative vote or written consent of the holders of at least a majority of the Series B Preferred Shares then outstanding, by amendment of its certificate of incorporation (whether by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such lawful action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Shares against impairment.

6.7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of stock of the Corporation for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series B Preferred Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

6.8. Notices. Any notice required by the provisions of this Section 5 to be given to the holders of Series B Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid first class international airmail, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

6.9. Status of Reacquired Stock. If any share of Series B Preferred Stock is purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever, the share of Series B Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Preferred Stock. The share of Series B Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the DGCL.

7. VOTING RIGHTS.

Except as otherwise required by law or provided herein, the Series B Preferred Shares shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

8. PROTECTIVE PROVISIONS. So long as any of Series B Preferred Shares are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the Series B Preferred Shares then outstanding, voting together as a separate class:

8.1. sell, lease, exchange, transfer, convey, exclusively license or otherwise dispose of all or substantially all of the Corporation’s assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation provided that the Corporation is the surviving corporation) or effect any transaction or series of related transactions in which 50% or more of the voting power of the Corporation is transferred or otherwise disposed of;

8.2. amend, alter, or repeal any provision of the Corporation’s certificate of incorporation or Bylaws (whether by merger, consolidation or otherwise) if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series B Preferred Shares so as to effect them adversely;

8.3. authorize, create or issue any class or series of stock or any other securities convertible into or exercisable for or issued in connection with equity securities of the Corporation having rights, preferences or privileges superior to or on parity with the Series B Preferred Shares;

8.4. increase or decrease the number of authorized shares of Series B Preferred Stock;

8.5. pay any dividend or other distribution on, or make any repurchase or redemption of, any shares(s) of any class or series of stock or other securities of the Corporation; provided, however, that this restriction shall not apply to the redemption described in Section 4;

8.6. incur any debt obligations or any other liabilities (beyond those existing on the Series B Issuance Date), provided such restrictions will apply only with respect to: (A) the funding of merger, consolidation and acquisition transactions (or the portion thereof) undertaken by the Corporation or its affiliates that are paid in cash; and (B) financings by the Corporation and/or any of its subsidiaries (collectively, the “CBH Group”) that are undertaken outside of the normal course of business such as capital expenditure, bank financing or refinancing, or similar funding normally undertaken by the CBH Group pursuant to prior board approvals or within pre-approved operating budgets;

8.7. asset disposals by the CBH Group over cumulative amount of $10,000,000 or resulting in total remaining carrying cost of net property, plant and equipment and other long-term tangible assets of the CBH Group decreasing below $15,000,000;

8.8. diversifications into ventures not related to the Corporation’s core business on the Series B Issuance Date;

8.9. the departure of Mr. Shi Mingsheng or Mm. Zhang Jian from the CBH Group (voluntary or otherwise); or

8.10. the occurrence of any transaction or series of related transaction pursuant to which stockholders of the Corporation comprising members of its senior management and directors on the Series B Issuance Date, and those shareholders affiliated with Suzhou Erye Pharmaceutical Company Ltd., sell, exchange, transfer, convey, pledge or otherwise dispose in full or in part any of their securities in the Corporation to an unrelated third party who then as a result will have the ability to exert control of the Corporation by virtue of gaining control of the Board of Directors or through other similar means.

9. GROSS-UP

Notwithstanding any provision herein to the contrary, if any amount in cash, stock, property, or other item of value paid or reimbursed to holders hereunder is subject to any deductions or withholdings for any present or future taxes, withholding taxes, levies, imposts, duties, fees, deductions, charges, withholdings, or liabilities imposed by any competent governmental authority then an additional amount shall be paid or reimbursed to holders as is necessary so that the amount actually received by holders after such deduction or withholding shall equal the full amount to be payable, due or reimbursable hereunder. Any such deductions or withholdings shall be paid promptly to the appropriate governmental authority, and receipts or other proof of such payment shall be provided to holders promptly.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Preferred Stock of China Biopharmaceuticals Holdings, Inc, on this 16 day of January, 2009.

China Biopharmaceuticals Holdings, Inc.

/s/ Chris Mao
Name:	Chris Mao
Title:	CEO

/s/ Stephen Globus
Name:	Stephen Globus
Title:	Director

/s/ Lufan An
Name:	Lufan An
Title:	Director

/s/ Jian Zhang
Name:	Jian Zhang
Title:	Director

/s/ Mingsheng Shi
Name:	Mingsheng Shi
Title:	Director

/s/ XiaoHao Liu
Name:	XiaoHao Liu
Title:	Director